Exhibit 99

First Acceptance Corporation Reports Operating Results for the Three Months Ended March 31, 2016

NASHVILLE, TN, May 10, 2016 – First Acceptance Corporation (NYSE: FAC) today reported its financial results for the three months ended March 31, 2016.

Operating Results

Revenues for the three months ended March 31, 2016 increased 29% to $96.9 million from $75.1 million in the same period in the prior year.

Loss before income taxes for the three months ended March 31, 2016 was $8.4 million, compared with income before income taxes of $0.8 million for the three months ended March 31, 2015. Net loss for the three months ended March 31, 2016 was $5.5 million, compared with net income of $0.5 million for the three months ended March 31, 2015. Basic and diluted net loss per share were $0.13 for the three months ended March 31, 2016, compared with basic and diluted net income per share of $0.01 for the same period in the prior year.

For the three months ended March 31, 2016, income before income taxes excluding unfavorable prior period loss development of $10.3 million was $1.9 million. For the three months ended March 31, 2015, loss before income taxes excluding favorable prior period loss development of $1.1 million was $0.3 million.

Joe Borbely, President and CEO, commented “Recent industry results leave no doubt that a paradigm shift has occurred for automobile insurance. Like other carriers, we have been challenged by the unprecedented claims frequency causing us to dig deeper in updating our products to improve profitability. We are responding to this shift by re-evaluating our claims handling processes as well as improving our products to improve profitability. Despite the unfavorable loss development, our continued cost containment efforts and a slightly-improved loss ratio did result in a profitable accident-basis quarter. I was also pleased with the profitable results of the agency operations of the former Titan stores and the receipt of a California license for our insurance company. We are cautiously moving forward on all fronts in these challenging times.”

Premiums, Commissions and Fee Income. Premiums earned increased by $13.8 million, or 22%, to $76.4 million for the three months ended March 31, 2016, from $62.6 million for the three months ended March 31, 2015. This improvement was primarily due to higher average premiums and an increase in the number of policies in force.

Commission and fee income increased by $8.3 million, or 73%, to $19.6 million for the three months ended March 31, 2016, from $11.3 million for the three months ended March 31, 2015. Revenue from the former Titan retail locations acquired on July 1, 2015 contributed towards this increase. Commission and fee income also increased as a result of higher fee income related to commissionable ancillary products sold through our previously-existing retail locations and the increase in the number of policies in force.

Loss Ratio. The loss ratio was 96.1% for the three months ended March 31, 2016, compared with 76.6% for the three months ended March 31, 2015. We experienced unfavorable development related to prior periods of $10.3 million (which increased the loss ratio by 13.5%) for the three months ended March 31, 2016, compared with favorable development of $1.1 million for the three months ended March 31, 2015. The unfavorable development for the three months ended March 31, 2016 was the result of an increase in losses across all major coverages and over multiple prior accident periods. The primary causes of the unfavorable development were a sharp increase in bodily injury severity and a greater than usual amount of subsequent payments on previously closed claims.

Excluding the development related to prior periods for the three months ended March 31, 2016 and 2015, the loss ratios were 82.6% and 78.4%, respectively. The year-over-year increase in the loss ratio was primarily due to higher than expected claim frequency and severity across all major coverages. We believe that an increase in the number of miles driven by insured drivers as a result of lower gas prices and a favorable economy has been a contributing factor to an industry-wide increase in frequency. In response, the Company has continued to implement aggressive rate and underwriting actions as warranted at a state and coverage level.

Expense Ratio. The expense ratio was 14.3% for the three months ended March 31, 2016, compared with 22.7% for the three months ended March 31, 2015. The year-over-year decrease in the expense ratio was primarily due to the increase in premiums earned which resulted in a lower percentage of fixed expenses in our retail operations (such as rent and base salary) and our ongoing efforts on cost containment.

Combined Ratio. The combined ratio increased to 110.4% for the three months ended March 31, 2016 from 99.3% for the three months ended March 31, 2015.

Titan Acquisition

Effective July 1, 2015, we acquired certain assets of Titan Insurance Services, Inc. and Titan Auto Insurance of New Mexico, Inc. (the “Titan Agencies”). These 83 retail locations, which are now rebranded under our Acceptance Insurance name, sell private passenger non-standard automobile insurance policies for unrelated insurance companies for which our revenues are in the form of commission and fee income. We are currently developing our own products for California, Arizona, Nevada and New Mexico, and introducing our current Texas and Florida products into stores in those states. The California product is expected to be available in May 2016.

Next Release of Financial Results

We currently plan to report our financial results for the three months ending June 30, 2016 on August 9, 2016.

About First Acceptance Corporation

We are principally a retailer, servicer and underwriter of non-standard personal automobile insurance based in Nashville, Tennessee. Our insurance operations generate revenues from selling non-standard personal automobile insurance policies and related products in 17 states. We conduct our servicing and underwriting operations in 13 states and are licensed as an insurer in 13 additional states. Non-standard personal automobile insurance is made available to individuals because of their inability or unwillingness to obtain standard insurance coverage due to various factors, including payment history, payment preference, failure in the past to maintain continuous insurance coverage or driving record and/or vehicle type.

At March 31, 2016, we leased and operated 414 retail locations and a call center staffed with employee-agents. Our employee-agents primarily sell non-standard personal automobile insurance products underwritten by us, as well as certain commissionable ancillary products. In most states, our employee-agents also sell a complementary insurance product providing personal property and liability coverage for renters underwritten by us. In addition, retail locations in some markets offer non-standard personal automobile insurance serviced and underwritten by other third-party insurance carriers for which we receive a commission. In addition to our retail locations, we are able to complete the entire sales process over the phone via our call center or through the internet via our consumer-based website or mobile platform. On a limited basis, we also sell our products through selected retail locations operated by independent agents. Additional information about First Acceptance Corporation can be found online at www.acceptance.com.

This press release contains forward-looking statements, including statements about the expected effects of the recently completed acquisition. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2015 and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of (Loss) Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015
Revenues:
Premiums earned	$76,407	$62,615
Commission and fee income	19,581	11,348
Investment income	962	1,145
Net realized losses on investments, available-for-sale	(2)	(3)
	96,948	75,105
Costs and expenses:
Losses and loss adjustment expenses	73,419	47,934
Insurance operating expenses	29,647	25,084
Other operating expenses	280	323
Litigation settlement	—	110
Stock-based compensation	37	19
Depreciation	651	407
Amortization of identifiable intangibles assets	238	—
Interest expense	1,050	424
	105,322	74,301
(Loss) income before income taxes	(8,374)	804
(Benefit) provision for income taxes	(2,869)	318
Net (loss) income	$(5,505)	$486
Net (loss) income per share:
Basic	$(0.13)	$0.01
Diluted	$(0.13)	$0.01
Number of shares used to calculate net (loss) income per share:
Basic	41,060	41,016
Diluted	41,060	41,304

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share data)

	March 31,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Investments, available-for-sale at fair value (amortized cost of $125,019 and $128,304, respectively)	$130,898	$131,582
Cash and cash equivalents	128,906	115,587
Premiums, fees, and commissions receivable, net of allowance of $409 and $454	93,123	69,881
Deferred tax assets, net	20,358	18,301
Other investments	10,286	11,256
Other assets	6,719	6,950
Property and equipment, net	5,065	5,141
Deferred acquisition costs	6,502	5,509
Goodwill	29,429	29,429
Identifiable intangible assets, net	8,253	8,491
TOTAL ASSETS	$439,539	$402,127

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$132,650	$122,071
Unearned premiums and fees	109,757	83,426
Debentures payable	40,268	40,256
Term loan from principal stockholder	29,760	29,753
Accrued expenses	7,356	7,345
Other liabilities	19,855	15,606
Total liabilities	339,646	298,457
Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	—	—
Common stock, $.01 par value, 75,000 shares authorized; 41,060 issued and outstanding	411	411
Additional paid-in capital	457,513	457,476
Accumulated other comprehensive income, net of tax of $973 and $62, respectively	5,182	3,491
Accumulated deficit	(363,213)	(357,708)
Total stockholders’ equity	99,893	103,670
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$439,539	$402,127

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data

(Unaudited)

PREMIUMS EARNED BY STATE

	Three Months Ended
	March 31,
	2016	2015
Gross premiums earned:
Georgia	$15,057	$11,745
Florida	11,609	9,843
Texas	10,617	8,363
Ohio	7,596	6,365
Alabama	6,764	5,956
South Carolina	6,594	4,622
Illinois	5,740	5,846
Tennessee	4,881	3,619
Pennsylvania	2,418	2,260
Indiana	2,277	1,846
Missouri	1,753	1,402
Mississippi	995	815
Virginia	214	16
Total gross premiums earned	76,515	62,698
Premiums ceded to reinsurer	(108)	(83)
Total net premiums earned	$76,407	$62,615

COMBINED RATIOS (INSURANCE OPERATIONS)

	Three Months Ended
	March 31,
	2016	2015
Loss	96.1%	76.6%
Expense	14.3%	22.7%
Combined	110.4%	99.3%

NUMBER OF RETAIL LOCATIONS

Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended
	March 31,
	2016	2015
Retail locations – beginning of period	440	356
Opened	2	—
Closed	(28)	(1)
Retail locations – end of period	414	355

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

RETAIL LOCATIONS BY STATE

	March 31,		December 31,
	2016	2015	2015	2014
Alabama	24	24	24	24
Arizona	10	—	10	—
California	48	—	48	—
Florida	39	31	39	31
Georgia	60	60	60	60
Illinois	39	60	61	60
Indiana	17	17	17	17
Mississippi	7	7	7	7
Missouri	9	9	9	10
Nevada	4	—	4	—
New Mexico	5	—	5	—
Ohio	27	27	27	27
Pennsylvania	14	15	14	15
South Carolina	23	25	24	25
Tennessee	23	22	23	22
Texas	65	58	68	58
Total	414	355	440	356

SOURCE: First Acceptance Corporation

INVESTOR RELATIONS CONTACT:

Michael J. Bodayle

615.844.2885